UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 24, 2010

POLYMER GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-14330	57-1003983
(Commission File Number)	(IRS Employer Identification No.)

9335 Harris Corners Parkway, Suite 300 Charlotte, North Carolina	28269
(Address of Principal Executive Offices)	(Zip Code)

(704) 697-5100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On June 24, 2010, Chicopee, Inc. (“Chicopee”), a wholly owned subsidiary of Polymer Group, Inc. (“PGI”), entered into an Equipment Lease Agreement (the “Agreement”) with Gossamer Holdings, LLC, a Delaware limited liability company (“Gossamer”).  Pursuant to the Agreement, Chicopee will lease an integrated manufacturing line for the production of heat sealed polypropylene nonwoven fabrics (the “Equipment”) from Gossamer for a seven-year period (the “Basic Term”) beginning upon acceptance of the Equipment (the “Basic Term Commencement Date”), which is expected to occur in the third quarter of 2011.

The capitalized cost amount, which is subject to adjustment as described below, is expected to approximate $53.0 million to $56.5 million (the “Capitalized Lessor’s Cost”).  From the Basic Term Commencement Date to the fourth anniversary of the Basic Term Commencement Date, Chicopee will make estimated annual lease payments of approximately $8.4 million to $9.0 million to Gossamer based on the Capitalized Lessor’s Cost.  The aggregate monthly lease payments to Gossamer under the Agreement, which is subject to adjustment as described below, is expected  to approximate $58.8 million to $62.7 million. From the fourth anniversary of the Basic Term Commencement Date to the end of the Basic Term, Chicopee’s annual lease payments may change in accordance with an adjustment to the Basic Term Lease Rate Factor, as defined in the Agreement.

Chicopee may purchase the Equipment from Gossamer:

•                  On the second anniversary of the Basic Term Commencement Date, for an amount (the “First EBO Price”) equal to the greater of (1) 82.417714% of the Capitalized Lessor’s Cost, or (2) the fair market value of the Equipment;

•                  On the fourth anniversary of the Basic Term Commencement Date, for an amount (the “Second EBO Price”) equal to the greater of (1) 61.177977% of the Capitalized Lessor’s Cost, or (2) the fair market value of the Equipment; and

•                  At the expiration of the Basic Term, for an amount equal to the fair market value of the Equipment plus all applicable taxes.

The Basic Term Lease Rate Factor, First EBO Price and Second EBO Price and other terms of the Agreement were calculated on the basis of certain tax and pricing assumptions set forth in the Agreement.  If such assumptions change or if actual amounts differ from assumed amounts, such terms may be adjusted on the Basic Term Commencement Date in accordance with the Agreement.

The actual aggregate amount of lease payments made under the Agreement is subject to adjustment on the Basic Term Commencement Date based on actual costs incurred during construction and the fourth anniversary of the Basic Term Commencement Date as described above, which could cause actual lease payments made to differ from the amounts referenced above.

The Agreement also contains financial and operating covenants and remedies, including acceleration and/or assumption of obligations, typical of transactions of this type regarding the delivery, use, operation, maintenance and return of the Equipment; loss or damage of the Equipment; insurance coverage; information rights and indemnification.

In connection with the Agreement, on June 24, 2010 Chicopee and Gossamer also entered into various agreements (1) pursuant to which Chicopee, as Gossamer’s construction agent, will perform Gossamer’s obligations, other than payment obligations, under the Equipment purchase, delivery, installation and related contracts (including the ordering, purchase, delivery, assembly, installation, construction and completion of the Equipment); (2) defining the rights of the parties to the site on which the Equipment will be constructed; and (3) otherwise ancillary to implementation of the Agreement (collectively, and together with the Agreement and all other related consents, agreements and documents, the “Operative Documents”).

Chicopee’s obligations under the Operative Documents are guaranteed in full by PGI and PGI Polymer, Inc., a wholly owned subsidiary of PGI, pursuant to a Guaranty Agreement executed simultaneously with the Agreement.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYMER GROUP, INC.
(Registrant)

Date: June 30, 2010	By:	/s/ Dennis E. Norman
Dennis E. Norman
Chief Financial Officer